Exhibit 4.3

ACKNOWLEDGEMENT, CONFIRMATION OF AND

ACCESSION TO INTERCREDITOR AGREEMENT

THIS ACKNOWLEDGEMENT, CONFIRMATION OF AND ACCESSION TO INTERCREDITOR AGREEMENT DATED AS OF August 16, 2012 among (i) COMPUTERSHARE TRUST COMPANY OF CANADA, in its capacity as successor Term Loan Collateral Agent, (ii) the ABL COLLATERAL AGENT (as defined in the Agreement), (iii) the NOTES COLLATERAL AGENT (as defined in the Agreement), (iv) POSTMEDIA NETWORK INC. and (v) the guarantors listed on the signature pages hereto (the “Guarantors”), in relation to an intercreditor agreement (such agreement, as amended, supplemented, restated or otherwise modified from time to time pursuant to the terms thereof, the “Agreement”) entered into as of July 13, 2010 by and among (i) the ABL Collateral Agent, (ii) JPMORGAN CHASE BANK, N.A., in its capacity as collateral agent for the institutions party from time to time to the Original Term Loan Credit Agreement as lenders and the other Term Loan Secured Parties, and (iii) the Notes Collateral Agent. All capitalized terms used herein and not otherwise defined herein have the meanings specified in the Agreement. This agreement is herein referred to as this “Acknowledgement”.

RECITALS

A. Pursuant to the Original ABL Credit Agreement, the ABL Lenders agreed to make certain loans and other financial accommodations to or for the benefit of the ABL Borrower.

B. Pursuant to certain provisions of the Original ABL Credit Agreement, the ABL Guarantors agreed to guarantee the payment and performance of the ABL Borrower’s obligations under the ABL Documents.

C. As a condition to the effectiveness of the Original ABL Credit Agreement and to secure the obligations of the ABL Credit Parties under and in connection with the ABL Documents, the ABL Credit Parties have granted to the ABL Collateral Agent (for the benefit of the ABL Secured Parties) Liens on the Collateral.

D. Pursuant to the Original Term Loan Credit Agreement, the Term Loan Lenders agreed to make certain loans and other financial accommodations to or for the benefit of the Term Loan Borrower.

E. Pursuant to certain provisions of the Original Term Loan Credit Agreement, the Term Loan Guarantors agreed to guarantee the payment and performance of the Term Loan Borrower’s Term Loan Obligations.

F. As a condition to the effectiveness of the Original Term Loan Credit Agreement and to secure the obligations of the Term Loan Borrower and the Term Loan Guarantors under and in connection with the Term Loan Documents, the Secured Swap Agreements and the Banking Services Agreements, the Term Loan Credit Parties granted to the Term Loan Collateral Agent (for the benefit of the Term Loan Secured Parties) Liens on the Collateral.

G. Pursuant to the Original Indenture, the Note Issuer has issued the 12.50% Senior Secured Notes due 2018 to the Noteholders.

H. Pursuant to certain provisions of the Original Indenture, the Notes Guarantors have agreed to guarantee the payment and performance of the Notes Issuer’s obligations under the Notes Documents.

I. As a condition to the effectiveness of the Original Indenture and to secure the obligations of the Notes Issuer and the Notes Guarantors under and in connection with the Notes Documents, the Notes Credit Parties granted to the Notes Collateral Agent (for the benefit of the Notes Secured Parties) Liens on the Collateral.

J. All of the ABL Collateral Agent (on behalf of the ABL Administrative Agent and the ABL Lenders), the Term Loan Collateral Agent (on behalf of the Term Loan Lenders and the other Term Loan Secured Parties) and the Notes Collateral Agent (on behalf of the Noteholders) agreed to the relative priority of Liens granted to each of them on the Collateral and certain other rights, priorities and interests as provided in the Agreement and the Credit Parties acknowledged such relative priority.

K. Pursuant to that certain indenture dated as of August 16, 2012 by and among PNI, as issuer (in such capacity, the “2012 Notes Issuer”), Computershare Trust Company of Canada, as trustee for the holders of notes issued thereunder (in such capacity, the “2012 Notes Trustee”) and the 2012 Notes Collateral Agent, a copy of which is attached hereto as Exhibit A, (as such agreement may be amended, supplemented, restated or otherwise modified from time to time, the “2012 Indenture”), the 2012 Note Issuer has issued the 8.25% Senior Secured Notes due 2017 (the “2012 Notes”) to the holders of the 2012 Notes from time to time (the “2012 Noteholders”).

L. Pursuant to certain provisions of the 2012 Indenture, the Guarantors, together with any future guarantors of the 2012 Notes as required under the 2012 Indenture (the “2012 Notes Guarantors”) have guaranteed the payment and performance of the 2012 Note Issuer’s obligations under the 2012 Indenture, the 2012 Notes Collateral Documents (defined below), and those other ancillary agreements to which the 2012 Notes Trustee or the 2012 Collateral Agent (defined below) are a party and all other agreements, instruments, documents and certificates now or hereafter executed by or on behalf of the 2012 Notes Issuer or a 2012 Notes Guarantor in favour of the 2012 Notes Trustee or the 2012 Collateral Agent and the other documents entered into in connection therewith (the “2012 Notes Documents”).

M. As a condition to the effectiveness of the 2012 Indenture and to secure the “Note Obligations” as defined in the 2012 Indenture (the “2012 Notes Obligations”), the Secured Swap Obligations and the Banking Services Obligations, the 2012 Notes Issuer and 2012 Notes Guarantors have granted to Computershare Trust Company of Canada, in its capacity as collateral agent for the benefit of the secured parties referred to therein (the “2012 Collateral Agent”), Liens on the Collateral pursuant to the terms of the “Collateral Documents” as defined in the 2012 Indenture (the “2012 Notes Collateral Documents”).

N. The proceeds of the 2012 Notes are being used to repay in full all obligations under the Original Term Loan Credit Agreement.

O. In connection with a refinancing, Section 5.2(d) of the Agreement requires that the holders of refinancing indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of the Agreement.

P. The 2012 Collateral Agent and 2012 Notes Trustee are entering into this Agreement to bind themselves to the Agreement.

Q. Pursuant to Section 7.14 of the Agreement, the Borrower desires to confirm certain matters in connection with the addition of the 2012 Collateral Agent as a successor Term Loan Collateral Agent, to designate certain matters as provided for in the Agreement and to establish that the Liens granted to the 2012 Collateral Agent on any Collateral securing the 2012 Notes Obligations, the Secured Swap Obligations and the Banking Services Obligations shall have the priority that the Term Loan Obligations had under the Original Term Loan Credit Agreement that is being refinanced.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DESIGNATIONS

Section 1.1 Designations. PNI hereby designates in writing to the Parties to the Agreement the following matters in accordance with the definitions in the Agreement:

(a)	the 2012 Notes Trustee is, effective as of this date, designated as the “Term Loan Administrative Agent” for the purposes of the Agreement;

(b)	the 2012 Notes Issuer is, effective as of this date, designated as the “Term Loan Borrower” for the purposes of the Agreement;

(c)	the 2012 Collateral Agent is, effective as of this date, designated as the “Term Loan Collateral Agent” for the purposes of the Agreement;

(d)	the 2012 Notes Collateral Documents are, effective as of this date, designated as the “Term Loan Collateral Documents” for the purposes of the Agreement;

(e)	the 2012 Indenture is, effective as of this date, designated as the “Term Loan Credit Agreement” for the purposes of the Agreement;

(f)	the 2012 Notes Guarantors are, effective as of this date, designated as the “Term Loan Guarantors” for the purposes of the Agreement; and

(g)	the 2012 Noteholders are, effective as of this date, designated as the “Term Loan Lenders” for the purposes of the Agreement.

Section 1.2 Deemed Amendment. The parties hereto agree that all definitions in the Agreement, from the date hereof and thereafter, shall be deemed to be amended in the manner set forth in Section 1.1 above. (For greater certainty, Section 5.3 of the Agreement shall apply to and operate for the benefit of the “Term Loan Collateral Agent” , the other “ Term Loan Secured Parties” and the “Term Loan Obligations”, as defined in the Agreement both before and after giving effect to the provisions of Article 1 and Article 2.)

Section 1.3 Rules of Construction. Unless the context of this Acknowledgement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting and shall be deemed to be followed by the phrase “without limitation,” and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Acknowledgement refer to this Acknowledgement as a whole and not to any particular provision of this Acknowledgement. Article, section, subsection, clause, schedule and exhibit references herein are to this Acknowledgement unless otherwise specified. Any reference in this Acknowledgement to any agreement, instrument, or document shall include all alterations, amendments, changes, restatements, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, restatements, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth in the Agreement). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

ARTICLE 2

ACCESSION AND CONFIRMATION

Section 2.1 Accession. By executing and delivering this Acknowledgement, the 2012 Collateral Agent hereby becomes a party to the Agreement with the same force and effect as if originally named therein as the “Term Loan Collateral Agent”, and expressly agrees to be bound by all the terms and conditions thereof and shall be entitled to the rights thereunder as the Term Loan Collateral Agent.

Section 2.2 Confirmation.

(a)	the Parties confirm and agree that the Liens on any Collateral securing the 2012 Notes Obligations, the Secured Swap Obligations and the Banking Services Obligations have the same priority as the Liens which were securing the Term Loan Obligations (as such term is defined in the Agreement prior to the application of this Acknowledgement);

(b)

the Parties confirm that “Term Loan Obligations” for all purposes of the Agreement shall be read to refer to (i) all obligations of every nature of each of the 2012 Notes Issuer and the 2012 Notes Guarantors from time to time owed to the 2012 Notes Trustee, the 2012 Collateral Agent, the 2012 Noteholders or any of them, under any 2012 Notes Documents including the 2012 Indenture, whether for principal, interests (including interests which, but for the filing of a petition in bankruptcy with respect to the 2012 Notes Issuer or the 2012 Notes Guarantors, would have accrued on any 2012 Notes Obligations, whether or not a claim is allowed against such party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the 2012 Notes Documents, as amended, restated, modified, renewed, refunded, replaced, or refinanced in whole or in part from time to time in accordance with the terms thereof, (ii) all Secured Swap Obligations and (iii) all Banking Services Obligations;

(c)	the Parties confirm that “Term Loan Collateral Documents” for all purposes of the Agreement shall be read to refer to all “Collateral Documents” as defined in the 2012 Indenture, and all other security agreements, mortgages, deeds of trust, debentures, hypothecs and other collateral documents executed and delivered in connection with the 2012 Indenture, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, and all PPSA financing statements and all other filings, recordings or registrations filed or made pursuant to the 2012 Indenture or in respect of any such other Collateral Documents; and

(d)	the Parties confirm that the “Term Loan Guaranties” for all purposes of the Agreement shall be read to refer to all guarantees of the 2012 Notes Obligations provided from time to time by the 2012 Notes Guarantors.

ARTICLE 3

MISCELLANEOUS

Section 3.1 Addresses for Notice. For purposes of Section 7.5 of the Agreement the following is the address in writing designated as of this date as the address for the Term Loan Collateral Agent.

Term Loan Collateral Agent:	Computershare Trust Company of Canada
100 University Ave., 9th Floor, North Tower
Toronto ON M5J 2Y1

	Attention:	Manager, Corporate Trust Services
	Fax No.:	(416) 981-9777

Section 3.2 Continuing Agreement. This Acknowledgement is binding upon the Parties and their successors and assigns, and inures to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of the Agreement or any Collateral.

Section 3.3 Governing Law: Entire Agreement. This Acknowledgement shall be governed by, and construed in accordance with, the laws of the Province of Ontario.

Section 3.4 Counterparts. This Acknowledgement may be executed in any number of counterparts, including by means of facsimile or “pdf’ file thereof, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof, each counterpart will be deemed to be an original, and all together shall constitute one and the same document. Delivery of an executed counterpart of a signature page of this Acknowledgement by telecopy or “pdf’ shall be effective as delivery of a manually executed counterpart of this Acknowledgement.

Section 3.5 No Third Party Beneficiaries. This Acknowledgement is solely for the benefit of the ABL Secured Parties and the Term Secured Parties. No other Person (including any Borrower, any Guarantor or any Affiliate of any Borrower or any Guarantor, or any Subsidiary of any Borrower or any Guarantor) shall be deemed to be a third party beneficiary of this Acknowledgement.

Section 3.6 Headings. The headings of the articles and sections of this Acknowledgement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 3.7 Severability. Any of the provisions in this Acknowledgement held to be invalid, illegal or unenforceable in any jurisdiction in any respect shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability and such invalidity, illegality, or unenforceability shall not affect any other provision of this Acknowledgement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Acknowledgement, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

[Signature pages follow]

IN WITNESS WHEREOF, the 2012 Collateral Agent, as the Term Loan Collateral Agent, for and on behalf of itself and the Term Loan Secured Parties, the ABL Collateral Agent, for and on behalf of itself and the other ABL Secured Parties, and the Notes Collateral Agent, for and on behalf of itself and the Notes Secured Parties, have caused this Acknowledgement to be duly executed and delivered as of the date first above written.

MORGAN STANLEY SENIOR FUNDING, INC., as ABL Collateral Agent

Per:	/s/ Stephen B. King
	Name:	Stephen B. King
	Title:	Vice President

COMPUTERSHARE TRUST COMPANY OF CANADA, as Term Loan Collateral Agent

Per:	/s/ Judith Sebald
	Name:	Judith Sebald
	Title:	Corporate Trust Officer

Per:	/s/ Lisa M. Kudo
	Name:	Lisa M. Kudo
	Title:	Corporate Trust Officer

BNY TRUST COMPANY OF CANADA, as Notes Collateral Agent

Per:	/s/ Pamela Lively
	Name:	Pamela Lively
	Title:	Authorized Signatory

[Accession to ABL Intercreditor Agreement]

ACKNOWLEDGMENT

The Borrower and each Guarantor hereby acknowledges that it has received a copy of this Acknowledgement.

BORROWER

POSTMEDIA NETWORK INC.

Per:	/s/ Jeffrey Haar
	Name:	Jeffrey Haar
	Title:	Executive Vice President and General Counsel

GUARANTORS

POSTMEDIA NETWORK CANADA CORP.

Per:	/s/ Douglas Lamb
	Name:	Douglas Lamb
	Title:	Chief Financial Officer and Executive Vice President

[Accession to ABL Intercreditor Agreement]

EXHIBIT A

2012 INDENTURE

See attached.